Morgan Stanley Finance LLC Structured Investments	Free Writing Prospectus to Preliminary Pricing Supplement No. 18,969 Filed pursuant to Rule 433 Registration Statement Nos. 333-293641; 333-293641-01 September 24, 2026

Market Linked Securities—Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Nasdaq-100 Index®, the Common Stock of NVIDIA Corporation and the S&P 500® Index due October 7, 2027

Fully and Unconditionally Guaranteed by Morgan Stanley

Summary of terms

Issuer and guarantor	Morgan Stanley Finance LLC (issuer) and Morgan Stanley (guarantor)
Underlyings

Nasdaq-100 Index® (the “NDX Index”), the common stock of NVIDIA Corporation (the “NVDA Stock”) and the S&P 500® Index (the “SPX Index”) (each referred to as an “underlying,” and collectively as the “underlyings”)

Pricing date*	September 25, 2026
Original issue date*	September 30, 2026
Face amount	$1,000 per security
Contingent fixed return	At least 9.60% of the face amount ($96 per face amount, to be determined on the pricing date)
Maturity payment amount (per security)

At maturity, the maturity payment amount per $1,000 face amount of securities will be determined as follows:

●If the ending level of the lowest performing underlying is greater than or equal to its threshold level:

$1,000 + contingent fixed return; or

●If the ending level of the lowest performing underlying is less than its threshold level:

$1,000 + ($1,000 × underlying return of lowest performing underlying)

If the ending level of the lowest performing underlying is less than its threshold level, you will lose more than 40%, and possibly all, of the face amount of your securities at maturity.

Underlying return	For each underlying, (ending level - starting level) / (starting level)
Lowest performing underlying	The underlying with the lowest underlying return
Maturity date*	October 7, 2027
Starting level	For each underlying, the closing level or closing price on the pricing date, as applicable.
Ending level

With respect to each of the NDX Index and the SPX Index, the closing level on the final calculation day.

With respect to the NVDA Stock, the closing price on the final calculation day multiplied by the adjustment factor on such day.

Threshold level	For each underlying, 60% of the starting level
Adjustment factor	The “adjustment factor” means, 1.0, subject to adjustment in the event of certain events affecting the NVDA Stock.
Calculation day*	October 4, 2027
Calculation agent	Morgan Stanley & Co. LLC, an affiliate of the issuer and the guarantor
Denominations	$1,000 and any integral multiple of $1,000
Agent discount**

Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC will act as the agents for this offering. Wells Fargo Securities, LLC will receive a commission of up to $23.25 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $17.50 per security, and WFA may receive a distribution expense fee of $0.75 for each security sold by WFA.

CUSIP	61781LVR8
Tax considerations	See preliminary pricing supplement

Hypothetical payout profile***

The lowest performing underlying
The securities
$1,800
$1,700
$1,600
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
Maturity payment amount per security
$1,000 face amount + $96 hypothetical contingent fixed return
40% contingent downside protection
-100%
-80%
-60%
-40%
-20%
0%
9.60%
20%
40%
60%
80%
100%
Underlying return of the lowest performing underlying

***assumes a contingent fixed return of 9.60% of the face amount ($96 per face amount, to be determined on the pricing date)

A decline in ANY of the underlyings below its respective threshold level will result in a significant loss of your investment, even if the other underlyings have appreciated or have not declined as much. You may lose a significant portion or all of your investment.

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security. We estimate that the value of each security on the pricing date will be approximately $964.10, or within $25.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for further information.

This document provides a summary of the terms of the securities. Investors should carefully review the accompanying preliminary pricing supplement referenced below, product supplement for principal at risk securities, index supplement, tax supplement and prospectus, and the “Selected risk considerations” on the following page, before making a decision to invest in the securities.

Preliminary pricing supplement:

https://www.sec.gov/Archives/edgar/data/895421/000183988226047185/ms18969_424b2-31957.htm

*subject to change

**In addition, selected dealers may receive a fee of up to 0.20% for marketing and other services.

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Selected risk considerations” in this term sheet and “Risk Factors” in the accompanying preliminary pricing supplement and product supplement. All payments on the securities are subject to our credit risk.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Selected risk considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement, product supplement for principal at risk securities, index supplement, tax supplement and prospectus. Please review those risk factors carefully.

Risks Relating to an Investment in the Securities

●The securities do not pay interest, and you will lose more than 40%, and possibly all, of the face amount of your securities at maturity if the ending level of the lowest performing underlying is less than its respective threshold level.

●Your potential return on the securities is fixed and limited.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The amount payable on the securities is not linked to the values of the underlyings at any time other than the calculation day.

●Investing in the securities is not equivalent to investing in the underlying stock or in the stocks composing the Indices.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices.

●The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The maturity date may be postponed if the calculation day is postponed.

●Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates.

●The U.S. federal income tax consequences of an investment in the securities offered by this pricing supplement are uncertain.

Risks Relating to the Underlyings

●You are exposed to the price risk of each underlying.

●Because the securities are linked to the performance of the lowest performing underlying, you are exposed to greater risk of sustaining a significant loss on your investment than if the securities were linked to just one underlying.

●No affiliation with NVIDIA Corporation.

●We may engage in business with or involving NVIDIA Corporation without regard to your interests.

●Adjustments to the Indices could adversely affect the value of the securities.

●The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock.

●Historical levels of the underlyings should not be taken as an indication of the future performance of the underlyings during the term of the securities.

For more information about the underlyings, including historical performance information, see the accompanying preliminary pricing supplement.

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the applicable product supplement, the index supplement and the tax supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the applicable product supplement, the index supplement, the tax supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the applicable product supplement, index supplement, tax supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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